CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information constituting the Post-Effective Amendment No. 29 to the Registration Statement on Form N-1A (the "Registration Statement") of AARP Income Trust comprised of AARP High Quality Short Term Bond Fund, AARP GNMA and U.S. Treasury Fund, and AARP Bond Fund for Income, of our report dated November 8, 1999, on the financial statements and financial highlights appearing in the September 30, 1999 Annual Report to the Shareholders of AARP High Quality Short Term Bond Fund, AARP GNMA and U.S. Treasury Fund, and AARP Bond Fund for Income, which is also incorporated by reference into the Registration Statement. We further consent to the references to our Firm under the heading "Financial Highlights," in the Prospectus and "Experts" in the Statement of Additional Information.






/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
January 27, 2000